STOCK PURCHASE AGREEMENT
                    ------------------------

Between:

     GROUPE MONOT S.A., a French societe anonyme with a capital of 48,354,500 French Francs (hereafter "FFr"), registered at the Paris Commercial Registry under number 72B6318 and having its registered office at Impasse Des Boussenots, 21800 Quetigny, France, represented by its Directeur General, Mr. Marcel Elias, duly authorized for the purposes hereof,

Hereafter the "Seller";

And:

     DENSTPLY DETREY GmbH, a German company having its principal place of business at Eisenbahnstrasse 180, D-66303 Dreieich, Germany, represented by its Geschaftsfuhrer, Mr. William W. Weston, duly authorized for the purposes hereof,

Hereafter the "Purchaser."

                         RECITALS

A. Except for twenty (20) shares owned by certain persons identified in Exhibit A hereof, and which the Seller will cause to be transferred to the Purchaser on the Closing Date (as such term is defined in Section 1.01 below), the Seller owns 100% of the outstanding capital stock of LABORATOIRE SPAD, S.A., a French societe anonyme with a capital of FFr15,000,000 consisting of 60,000 shares with a par value of FFr250 each, registered at the Commercial Registry of Dijon under the number B 015 950 827, having its registered office at Impasse Des Boussenots, 21800 Quetigny, France (the "Company").

B. The Purchaser intends to develop its dental materials business in France through acquisition of the Company, which conducts an ongoing worldwide dental products business.

C. The Seller intends to sell 100% of the outstanding share capital of the Company (the "Shares") to the Purchaser who, in turn, intends to purchase the Shares upon the terms and conditions set forth herein.

     On the basis of the preceding recitals, and in consideration of the mutual representations, warranties and covenants herein contained, the parties agree as follows:


                        ARTICLE I

     Purchase and Sale of Shares and Purchase Price
     ----------------------------------------------
Section 1.01. Purchase and Sale of Shares. Subject to the terms and conditions contained herein, at the closing of all of the transactions contemplated herein (the "Closing"), which shall occur on January 1, 1997 or such other date as may be mutually agreed in writing by the parties (but in no event later than February 1, 1997) (the "Closing Date") in the

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offices of the Seller, or at such other place as shall be mutually agreed in writing by the parties, the Seller shall sell, cause to be sold, and deliver to the Purchaser, free and clear of all security interests, liens, pledges, or other third party rights, and the Purchaser shall purchase, accept, and acquire from the Seller, all of the 60,000 Shares; it being understood, however, that the Seller shall retain title to the 1996 dividend coupons relating to the Shares.

Section 1.02.  Purchase Price.

(a) The purchase price for all of the 60,000 Shares (hereafter the "Purchase Price") shall consist of an amount of ONE HUNDRED AND NINETY MILLION FRENCH FRANCS (FFr190,000,000) (the "Closing Amount"), plus or minus an amount, to be determined after the Closing, based on the "Net Asset Value" (as defined hereafter) and "Operating Income" (as defined hereafter) of the Company on December 31, 1996, in accordance with the provisions of this Section 1.02 (the "Post-Closing Amount"). The Purchase Price shall be paid in accordance with the provisions of Sections 6.02(b) and 7.01. The Seller shall be solely responsible for paying any part of the Purchase Price that may be owed to the persons listed in Exhibit A, and shall hold the Purchaser harmless with respect thereto.

(b) As soon as possible after the Closing Date, the Purchaser shall cause a balance sheet for the Company to be prepared by the auditing firm of KPMG (based on information and records provided to such independent auditor by the Company's accounting department) as of December 31, 1996 (the "Final Balance Sheet") in accordance with generally accepted French accounting principles, which Final Balance Sheet shall indicate the Company's net asset value at the aforementioned date, defined as:

     the net assets [capitaux propres] of the Company as at December 31, 1996, presented in accordance with accounting principles generally accepted in France and applied on a consistent basis and after giving effect to a provision for employee profit sharing (net of tax effect) at December 31, 1996 (the "Net Asset Value"); it being understood that the amount of any dividends either paid or authorized by the Company (as of the date on which the Post-Closing Amount is finalized pursuant to this Section 1.02) in connection with the Shares' 1996 dividend coupons shall be deducted from the Net Asset Value of the Company;

as well as the Company's operating income, defined as:

     operating income on pre-tax operating profit from normal trading activities [resultat d'exploitation] for the year ended December 31, 1996, presented in accordance with accounting principles generally accepted in France applied on a consistent basis and after giving effect to a provision for employee profit sharing for the year ended December 31, 1996 and before exceptional charges or credits such as the reversal of previously reserved amounts (the "Operating Income").

(c) Within fifteen (15) days after receipt by the Purchaser of the Final Balance Sheet, the Purchaser shall transmit a copy thereof to the Seller

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together with related accounting documents. The Seller shall review the Final
Balance Sheet within fifteen (15) days after receipt thereof. If, after a review of the Final Balance Sheet, the Seller disagrees with the values shown on it, the Seller shall forthwith give notice thereof to the Purchaser. If, within fifteen (15) days following receipt of such notice, the parties are unable to agree as to the values shown on the Final Balance Sheet, the matter(s) shall be referred to the auditing firm of Price Waterhouse for a binding decision, which shall be rendered within thirty (30) days after such referral. The cost of the auditing firm of Price Waterhouse, as the case may be, will be shared equally between the parties.

(d) The Post-Closing Amount shall be determined based on the figures shown on the Final Balance Sheet, once finalized pursuant to Section 1.02(c), and shall be calculated as follows:

     (i) An "Amount," defined as eight (8) times the amount, if any, by which the Operating Income shall exceed a referential value of NINETEEN MILLION THREE HUNDRED AND FORTY-TWO THOUSAND FRENCH FRANCS (FFr19,342,000) (i.e., the budgeted operating income as of December 31, 1996, as calculated by KPMG in the course of its financial audit of the Company), shall be calculated, but such Amount shall in no event be greater than EIGHT MILLION FRENCH FRANCS (FFr8,000,000); it being further understood that (i) the Operating Income and the above-noted referential value shall have been calculated using the same basis of calculation and accounting methods and principles, and (ii) in the event the Operating Income is less than the above-noted referential value, the Amount shall be zero.

    (ii) If the sum of the Net Asset Value and the Amount of the Company as of December 31, 1996 is positive, that amount shall constitute the Post-Closing Amount and shall be paid to the Seller by the Purchaser within seven (7) days after finalization of the Final Balance Sheet pursuant to Section 1.02(c).


   (iii) If the sum of the Net Asset Value and the Amount of the Company as of December 31, 1996 is negative, that amount shall constitute the Post-Closing Amount and shall be paid to the Purchaser by the Seller within seven (7) days after finalization of the Final Balance Sheet pursuant to Section 1.02(c).

(e) It is further understood that between the finalization of the Final Balance Sheet and the payment of the Post-Closing Amount, all debts owed to the Company by an Interested Person (as that term is defined in Section 2.24) shall have been repaid in full and, generally, all intercompany payable/receivable accounts shall have been paid in full.


                        ARTICLE II

           Representations and Warranties of Seller
           ----------------------------------------

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     The Seller represents and warrants to the Purchaser, both on the date hereof and on the Closing Date, as follows:

Section 2.01. Organization and Qualification. The Company is a societe anonyme duly organized under the laws of France, with all requisite rights and authority to carry on its business and to own the properties it owns in each of the jurisdictions where it currently has any operations. The Company does not own, directly or indirectly, any shares of, or other proprietary interest in, any corporation or other form of business or entity whatsoever (except for SICAV or mutual fund shares which the Company may come to hold as part of the management of its cash), nor is the Company under any obligation, directly or indirectly, to invest in any corporation or other form of business or entity.

Section 2.02.  Capitalization.

(a) Except for the twenty (20) shares listed in Exhibit A, which the Seller will cause to be transferred to the Purchaser on or before the Closing Date, the Seller owns all of the 60,000 Shares comprising the capital of the Company. The Seller fully owns the Shares free and clear of all liens, security interests, pledges, or other rights in favor of third parties.

(b) The Company has issued no options, warrants, convertible bonds, subscriptions, or any other securities granting the right, by conversion, exchange, reimbursement, or otherwise, to be allocated a part of the capital of the Company, and the Company is under no obligation to issue any such warrants, options, bonds, or other securities.

(c) The Company has issued no non-voting preferred shares, "founder's share" (part de fondateur), shares with double or multiple voting rights or, more generally, preferred shares of any kind.

(d) The transfer to the Seller of the shares owned by the persons listed in Exhibit A is neither barred nor restricted by laws applicable to the transfer of shares owned by corporate directors, officers, or employees of the Company.

(e) Upon completion of the Closing transactions referred to in Article VI, the Purchaser will own all the Shares, free and clear of all liens, security interests, pledges, or other rights in favor of third parties.

Section 2.03.  Corporate Records.

(a) The Company's corporate records, including, without limitation, its articles of incorporation (statuts), minute books, share transfer records, and shareholder accounts have been created, kept, maintained, amended, and/or updated by the Company in accordance with applicable law and regulation.

(b) The corporate records of which a copy has been previously delivered to the Purchaser by the Seller are true, correct and complete.

Section 2.04. Authorization and Validity. The execution, delivery and performance by the Seller of this Stock Purchase Agreement and of all other agreements and transactions contemplated herein, have been duly authorized by the Seller's board of directors and controlling shareholders. The

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Seller has all power, authority and capacity to conclude and perform this Stock
Purchase Agreement and all other agreements and transactions contemplated herein. This Stock Purchase Agreement and all other agreements contemplated herein have been or will be as of the Closing Date (or at a later time to the extent expressly stated herein) duly performed by the Seller and constitute or will constitute legal, valid and binding obligations enforceable against the Seller.

Section 2.05. No Violation. The execution, delivery or performance of this Stock Purchase Agreement or any other agreement or transaction contemplated herein, will neither (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles of incorporation of the Company or the Seller or any agreement or other instrument under which the Company or the Seller is bound or to which the Company's assets or the Shares are subject, nor (ii) result in the creation of any security interest, lien, pledge, charge or other right in favor of a third party upon the Company's assets or the Shares, nor (iii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental, or regulatory agency or body having jurisdiction over the Seller or the Company or any of their respective properties.

Section 2.06. Consents and Approvals. Except for the consents and approvals set forth in Schedule 2.06, which, unless otherwise expressly indicated in Schedule 2.06, will be obtained on or before the Closing Date, no consent, authorization, approval, permit, license, or notice of or to any governmental or public body or authority, creditor, lessor, licensor, or any other person is required to authorize, or is required in connection with, the execution, delivery and performance of this Stock Purchase Agreement and/or any of the transactionscontemplated herein.

Section 2.07. Financial Statements. The Seller has furnished to the Purchaser each of the Company's audited balance sheets and income statements, for the fiscal years ended December 31, 1994 and December 31, 1995 (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete, have been prepared in accordance with generally accepted French accounting principles applied on a consistent basis with prior fiscal years, and accurately reflect the financial condition and results of operations of the Company as of the dates and for the fiscal years indicated.

Section 2.08. Liabilities and Obligations. Except as disclosed in Schedule 2.08, and except for liabilities incurred in the ordinary course of business since December 31, 1995, the Financial Statements accurately reflect, pursuant to the generally accepted French accounting principles applied on a consistent basis by the Company, all liabilities or financial obligations of the Company, whether accrued or contingent, asserted or unasserted, arising out of transactions effected or events occurring on or prior to the date hereof. All allowances and reserves set forth in the Financial Statements are adequate, and there were no loss contingencies not adequately provided for in the Financial Statements, or disclosed in the notes thereto pursuant to applicable accounting rules.

Section 2.09.  Employee Matters.

(a) The Seller has previously made available to the Purchaser the employment contracts of all of the employees of the Company, a list of

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which is annexed hereto as Schedule 2.09(a), which list further indicates such employees' current and committed future (if any) compensation, whether in the form of salaries, bonuses, commissions, profit sharing, vacation pay or other supplemental compensation now or hereafter payable, together with complete indication as to (i) any provision of an employment contract that differs in any material way from the provisions of the Company's standard employment contract,
(ii) any arrangements involving loans or guarantees given by the Company to or for any employee (indicating the amount involved), and (iii) any arrangements involving any indebtedness of the Company to any employee other than salaries, bonuses, vacation time, and expenses (indicating the amount involved).

(b) The Company is subject in France to the Collective Bargaining Agreements for the Pharmeceutical Industry (industrie pharmaceutique) and for Travelling Salespeople (voyageurs, representants, placiers). The Company is part of an union economique et sociale, and has a works council, employee delegates, as well as a health and safety council, and has complied with its obligations in connection therewith. The Company is not experiencing, nor has it historically experienced, any material labor problems and, to the Seller's knowledge, none is expected. Except as may be disclosed in Schedule 2.17, the Company is not presently involved in any employment-related dispute. The Company has no obligation toward any employee for a termination notice period or for a termination indemnity greater than the notice period and indemnity required by applicable law and by the collective bargaining agreement. Except as disclosed in Schedule 2.09(b), each employee is bound by a covenant not to compete in the form of the covenant not to compete contained in the standard employment contracts delivered to the Purchaser.

(c) The Company is in compliance with respect to all of its employment contracts, and has either paid or made adequate reserves in the Financial Statements for the payment of all compensation payable under such employment contracts, whether in the form of salaries, bonuses, commissions, profit sharing, vacation pay, or other supplemental compensation. All employment contracts are in full force and effect and, to the Sellers knowledge, will be in full force and effect on the Closing Date.

Section 2.10.  Employee Benefit Plans.

(a) There are no health or life insurance, pension, retirement, bonus, incentive, profit-sharing, stock option or stock purchase, insurance, severance or other employee benefit plans or arrangements or customary practices, in which any Employee participates ("Benefit Plans") except those listed on Schedule
2.10. The Company complies with its obligations under French law in connection with the Benefit Plans. The Seller has previously provided to the Purchaser true, complete and correct copies of all Benefit Plans.

(b) All liabilities relating to the Benefit Plans, including, without limitation, any retirement Benefit Plans, have been adequately reserved against in the Financial Statements or are otherwise clearly and completely disclosed in the notes to the Financial Statements.

Section 2.11. Absence of Adverse Changes. Except as set forth in Schedule 2.11, since December 31, 1995, the Company has not:


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(a) suffered any material adverse change, whether or not caused by any deliberate act or omission, in its condition (financial or otherwise), operations, assets, liabilities, or business prospects;

(b)  issued or sold any debt securities;

(c) incurred any liabilities, indebtedness, or obligations, or entered into any contract or agreement, except in the ordinary course of business and for amounts not exceeding, individually, FFr230,000;

(d) entered into any contract or agreement with a term exceeding one (1) year;

(e) paid any amount on any indebtedness except when due and in the ordinary course of business;

(f) forgiven, cancelled, released or reduced any debts or claims owed to the Company, except in the ordinary course of business and for amounts, in the aggregate, not exceeding FFr230,000;

(g) pledged or subjected to any security interest, lien, or other charge or right in favor of a third party any of its properties or assets;

(h) suffered any damage or destruction to, or loss of, any assets (whether or not covered by insurance), with a net book value in excess of FFr230,000 in the aggregate, and/or FFr45,000 on an individual basis;

(i) transferred or disposed of any assets with a net book value in excess of FFr230,000 in the aggregate, and/or FFr45,000 on an individual basis;

(j) written up or written down the carrying value of any of its significant assets;

(k) changed the costing system or depreciation methods of accounting for its assets;

(l) acquired and/or disposed of any interest in any corporation, partnership, joint venture or other entity;

(m) redeemed, purchased or otherwise acquired, or sold, transferred or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions pertaining to the exercise of any such rights;

(n) modified or amended the terms of any of the contracts listed in Schedule
2.13 (hereafter the "Contracts"), except for insignificant modifications or amendments incidental to renewals made in the ordinary course of business;

(o) settled any civil or commercial claim made or action commenced against the Company, except in the ordinary course of business, with the consent or on the advice of its insurance carrier (to the extent such claim is covered), and without admission of liability;

(p) settled, pleaded guilty to, paid a fine in respect of, or consented to the entry of any judgment, penalty, order, or injunction regarding, any

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criminal, penal, or administrative charges or proceedings filed or commenced against the Company;

(q)  been refused insurance for any reason;

(r) with respect to any insurance policies listed in Schedule 2.19, failed to renew any insurance policy, reduced the amount of coverage, received a notice of denial of coverage or a reservation of rights letter;

(s)  distributed or authorized the distribution of dividends;

(t) entered into any other commitment or transaction or experienced any other event that has, or is reasonably expected to have, a material adverse effect on the condition (financial or otherwise), operations, assets, liabilities, business, or future prospects of the Company.

Section 2.12.  Title to Assets; Leased Assets.

(a) Property Immovable by Nature. Except as disclosed in Schedule 2.12(a), the Company neither owns nor holds a right or option to acquire any lot, building, or other property immovable by nature (immeuble par nature).

(b) Tangible Assets. Except as disclosed in Schedule 2.12(b), the Company is the lawful and exclusive owner of all tangible assets, including fixtures and other immovables by destination (immeuble par destination) indicated in the Financial Statements (the "Tangible Assets").

(c) Leases. (i) Schedule 2.12 (c) contains a true, correct and complete list of leases to which the Company is a party. All such leases are valid and enforceable in accordance with their respective terms, and certified true copies of such leases have been previously delivered to the Purchaser.

(ii) There are no defaults or conditions which, with lapse of time, or notice, or both, would constitute defaults by the Company under any such lease.

(d) Right to Use Assets. (i) The Tangible Assets are reflected in the Financial Statements in a manner consistent with generally accepted French accounting principles applied on a consistent basis with prior periods, and (ii) the Company owns or otherwise possesses a right to use all assets, tangible or intangible, required for the proper operation of its business; it being understood that the Company does not manufacture the products it sells, but that such products are manufactured by third parties or affiliates using their own machinery and equipment.

Section 2.13.  Contracts and Commitments.

(a) Contracts and Commitments. The Seller has previously delivered to the Purchaser true, correct and complete copies of any and all of the following contracts or commitments to which the Company is a party:

     (i) any current contract with, or proposal to, customers involving an amount exceeding FFr230,000 (excluding
          VAT);



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    (ii)  any subcontracting, sales agency, or distribution
          agreement involving an amount exceeding Ffr230,000
          (excluding VAT);

   (iii) any partnership, cooperation, interest grouping, or joint venture agreement;

    (iv)  any mortgage or other security agreement;

     (v) any guaranty or suretyship, indemnification or contribution agreement or performance bond;

    (vi) the applicable collective bargaining agreement and internal rules of the Company;

   (vii) any debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money borrowed from or lent or to be lent to another involving an amount exceeding FFr230,000 (excluding
          VAT);

  (viii)  any real estate lease (bail) or business lease
         (location gerance);

    (ix)  any agreement between the Company and any "Interested
          Person" (as defined in Section 2.24);

     (x) any agreement involving the Company in which any "Interested Person" (as defined in Section 2.24), though not a party, has a direct or indirect interest

    (xi) any agreement for the acquisition of services, supplies, equipment or other tangible assets and involving more than FFr230,000 (excluding
          VAT) in the aggregate;

   (xii) any license, royalty agreement, or other agreement relating to Intellectual Property;

  (xiii) any other contract or arrangement that either involves an unpaid amount or unperformed service in excess of Ffr230,000 (excluding VAT) or terminates more than one year after the Closing Date;

   (xiv)  any insurance policy;

    (xv) any agreement limiting or restricting in any way the Company's ability to engage or pursue any part of its business or any other commercial activity, or prohibiting the Company from competing with any other person;

   (xvi) any other agreement or commitment not made in the ordinary course of business and/or that is material to the Companys business or financial condition.


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(b) All of the foregoing are collectively referred to as the "Contracts."
Schedule 2.13 contains a list of the Contracts identifying the nature of each of the Contracts, the parties thereto, and the date thereof. There are no existing defaults, events, occurrences, acts or omissions which, individually or in the aggregate, with the giving of notice or lapse of time or both, could reasonably be expected to have a material adverse effect on the operations or financial condition of the Company, and no penalties have been incurred, and no amendments are pending, with respect to the Contracts. The Contracts are in full force and effect and the Company has fulfilled when due all of its obligations under the Contracts.

(c) None of the Contracts contains a clause allowing a person other than the Company to terminate such Contract because or as a result of any of the transaction contemplated herein. The transactions contemplated herein will have no effect on the rights and obligations of the parties pursuant to the Contracts.

(d) To the best knowledge of the Seller, all Contracts conform to, and were entered into in accordance with, French law.

Section 2.14.  Intellectual Property.

(a) Schedule 2.14 sets forth a true, complete and correct list of each copyright, trademark, trade name, design, patent, or other proprietary intellectual property and applications relating thereto (including, without limitation, computer software, whether in object or source code form, processes and related documentation) (collectively the "Intellectual Property") owned, licensed or otherwise used by the Company in the conduct of its business.

(b) All Intellectual Property licensed from, or jointly owned by the Company and, third parties is being used by the Company in full compliance with any license, distribution, or development agreements, or any other form of authorization, and such use will not be subject to termination or revocation because or as a result of any of the transactions contemplated herein.

(c) Except as disclosed in Schedule 2.17, no Legal Proceedings (as defined in
Section 2.17) have been instituted by any person with respect to the use and/or ownership by the Company of any Intellectual Property, including, without limitation, any Legal Proceeding challenging the validity or effectiveness of any such ownership, license or other right to use, or asserting that such use infringes on the rights of any person.

(d) The Company, in its relations with its employees, agents, sales representatives, licensees, distributors, consultants, government agencies or other public authorities, or any other person, has historically and consistently treated, and continues so to treat, all Intellectual Property as confidential, and has taken all appropriate measures, including but not limited to notices, confidentiality agreements and, where appropriate, legal action, to protect, maintain, and enforce the confidential nature of such Intellectual Property.

Section 2.15.  Taxes.

(a) The Company has duly: (i) filed or made when due all required tax, social security and additional [parafiscal] forms, declarations and

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statements, including, without limitation, those relating to corporate income, professional, and value added taxes, custom duties and charges, and social security contributions; (ii) paid when due and made all necessary provisions for the payment of all taxes, additional charges [taxes parafiscales], and social security contributions which the Company either owes or could owe; and (iii) retained copies of all written information or statements made to the tax authorities or, as the case may be, to any competent authority.

(b) The Company has no liabilities with respect to taxes, additional charges [taxes parafiscales], or social security contributions which have not been declared to the Purchaser and to the competent authorities, nor are there pending or threatened Legal Proceedings (as defined in Section 2.17) to ascertain or enforce any liabilities of the Company with respect to any such matters.

Section 2.16. Finder's Fee. Neither the Seller nor the Company has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated herein, except for a fee payable to Banque Paribas, which will be paid by the Seller, without cost to the Company or to the Purchaser.

Section 2.17.  Legal Proceedings.

(a) Schedule 2.17 sets forth a true, complete and correct list of all legal actions, suits, claims, demands, proceedings, arbitrations, mediations, or investigations instituted or threatened against, or otherwise involving, the Company (or any of its directors and/or officers acting in their official capacity), whether civil, commercial, penal, criminal, regulatory, or administrative in nature (collectively "Legal Proceedings"). All Legal Proceedings either have no valid legal or factual basis or, if adversely determined, are adequately provided for or reserved against in the Financial Statements.

(b) The Company is not now, nor to the Seller's knowledge is it reasonably expected to become, subject to any court, arbitral, or administrative order, injunction, decree, or decision the default, violation, contempt, or non respect of which could reasonably be expected to have a material adverse effect on the operations or financial condition of the Company and/or its business.

Section 2.18.  Environmental Matters

(a) The Company and/or the Seller, as the case may be, has obtained and maintained in full force and effect all permits, licenses, arretes, or other forms of local, regional, national, and/or international authorizations relating directly or indirectly to the generation, production, handling, use, reuse, sale, distribution, storage, transport, import, export, recycling, or disposal, by the Company or by any agent or third person for which the Company may be legally responsible, of pollutants, contaminants, chemicals, substances, or wastes of any kind, or otherwise relating to their emission, discharge, or release, whether voluntary or involuntary, into the environment (including the air, water, and soil) (hereafter the "Environmental Authorizations").

(b) Except as expressly set forth in Schedule 2.18, the Company has carried on and continues to carry on its business in full compliance with

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the Environmental Authorizations.

(c) Except as expressly set forth in Schedule 2.18, the Company has not been the subject of any investigation, Legal Proceeding, inquiry, inspection (other than routine or preventive inspections which have not given rise to any remedial action or investigation), audit (other than audits undertaken voluntarily by the Company on its own initiative and solely for preventive purposes), order, injunction, decree, or notice, relating directly or indirectly to the Company's compliance with any Environmental Authorization, or with any local, regional, national, or international laws, treaties, decrees, orders, rules, regulations, standards, policies, or guidelines regarding the generation, production, handling, use, reuse, sale, distribution, storage, transport, import, export, recycling, or disposal by the Company or by any agent or third person for which the Company may be legally responsible, of pollutants, contaminants, chemicals, substances, or wastes of any kind, or otherwise relating to their emission, discharge, or release, whether voluntary or involuntary, into the environment (including the air, water, and soil) (hereafter the "Environmental Laws").

(d) The Company has made no investment or other expenditures to obtain, renew, or maintain in full force and effect the Environmental Authorizations and to meet all applicable Environmental Authrorizations and/or Environmental Laws. Except as expressly set forth in Schedule 2.18, the Seller does not know of any change or modification, effective or proposed, in any Environmental Law or Environmental Authorization (including, but not limited to, any change or modification incident to the transfer of any Environmental Authorization to the Purchaser or to the notification of any entity charged with applying any Environmental Laws in connection with any of the transactions comtemplated herein) which would materially increase the cost of such expenditures in the two years following Closing.

Section 2.19.  Insurance.

(a) Schedule 2.19 contains a list of all insurance policies presently carried by the Company, as well as a list of all claims made or reported by the Company since December 31, 1990. All such policies have been issued by reputable and established insurance carriers, and are in compliance, particularly (but without limitation) in terms of the amount of coverage provided and the types of risks insured against, with the obligations assumed by the Company under the Contracts or imposed upon it by applicable law.

(b) All premiums regarding such policies are and/or have been fully paid, and such policies are and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, in full force and effect up to and including the Closing Date.

(c) The Company (i) has not failed to give any notice or to present any claim under such insurance policies in a timely fashion, (ii) has not received any notification of the cancellation of any of such policies or that any of them will not be renewed, (iii) has never been refused insurance for any reason, and
(iv) except as disclosed in Schedule 2.19, has never incurred any liabilities in excess of its insurance coverage.


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(d) The Company has not received from any of its past or present insurance carriers a notice of denial of coverage, or a notice reserving the insurer's rights under the policy, including the right to deny coverage.

Section 2.20.  Governmental Authorizations; Compliance with Laws.

(a) The Company has operated, and continues to operate, its business in compliance with all applicable French and foreign (as the case may be) laws, orders, statutes, treaties, decrees, and regulations, including, without limitation, those relating to the manufacture, distribution, sale, import, export, marketing, and/or advertisement of pharmaceutical and medical products.

(b) The Company has obtained, renewed, validated and/or maintained in full force and effect, up to and including the Closing Date, all French and foreign (as the case may be) permits, licenses, and other authorizations necessary for the conduct of its business. Without limiting the generality of the foregoing, the Company holds all of the marketing authorizations (autorisations de mise sur le marche) (hereafter "A.M.M.") and clearances for distribution for the products listed in Schedule 2.20(b), and will take all appropriate measures before the Closing Date to have such A.M.M.s renewed and/or validated, as the case may be.

(c) The Company further holds all of the import licenses (autorisation d'importation) for the products listed in Schedule 2.20(c), and will take all appropriate measures before the Closing Date to maintain such import licenses in full force and effect.

Section 2.21. Accounts Receivable. All accounts receivable and factored receivables of the Company's business, including, without limitation, all accounts receivable that have been assigned by the Company to a bank pursuant to Law No. 81-1 of January 2, 1981, as amended (cession Dailly), have arisen from bona fide transactions in the ordinary course of business. The Financial Statements contain adequate reserves for all doubtful accounts and factored receivables, and all receivables not provided for or otherwise reserved against in the Financial Statements are expected to be paid when due.

Section 2.22. Inventory. All work in progress of the Company which has not yet been invoiced and which is reflected in the Financial Statements (as well as all work in progress which has occurred since the date of the last Financial Statement) can be invoiced to customers pursuant to the usual terms practiced in the ordinary course of business of the Company. Such inventories are carried in the Financial Statements at the customary inventory valuation of cost or market value, whichever is lower, in accordance with generally accepted French accounting principles applied on a consistent basis with prior periods by the Company. Any losses expected on commitments or contracts of the Company, or attributable to slow-moving or obsolete inventory, have been adequately accrued and reserved against in the Company's Financial Statements, and reflect the actual experience of the business.

Section 2.23. Business Outside of France. Schedule 2.23 contains a list of products exported by the Company, along with the names of the countries of destination.

Section 2.24.  Interested Persons.

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(a) Except for debts for accrued salaries, bonuses, vacation time or expenses, as well as matters disclosed in Schedule 2.24, the Company has no claims against, or debt to, any "Interested Person," defined as (i) the Seller; (ii) any shareholder of the Seller; (iii) any "Affiliate" (as defined hereafter) of the Company, the Seller, or any shareholder of the Seller; (iv) any director, officer or employee of the persons mentioned in (i), (ii), or (iii); and (v) any entity in which any of the persons named in (i), (ii), (iii), or (iv) has a direct or indirect interest. The expression "Affiliate," as used in this provision and hereafter, shall mean any person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under the common control of, another person; where "control" means the ability to elect a majority of the board of directors or managing body of a company or otherwise to direct the person's management or business affairs.

(b) Except for the contracts and other business relationships listed in Schedule 2.24, the Company has no contract with any Interested Person, or with any company in which an Interested Person has a direct or indirect interest. To the best of the Seller's knowledge, no Interested Person is a direct or indirect customer or competitor of the Company.

Section 2.25. Accuracy of Schedules and Certificates. All information concerning the Company contained herein, or in any document furnished to the Purchaser and in each attached Schedule is complete (in that, except as otherwise stated therein, it represents all available information and does not omit to state any fact necessary to make the statements contained therein not misleading), true and accurate in all respects.

Section 2.26. Ignorance Not a Defense. Except for representations or warranties expressly made or given to the Sellers knowledge, it is understood that the Seller shall not be relieved of any obligation or responsibility arising from the breach of any representation or warranty contained in this Article II by reason of the Seller's ignorance of certain information, facts, or events, whether or not mentioned herein.

Section 2.27. Traitement Spad. On December 26, 1996, the Agence du Medicament denied the Company's request to validate Traitement Spad. In the event that the Company is unsuccessful in its attempt to reverse this decision and that the product must definitively cease to be marketed in its present form, the following provision shall apply.

(a) At the end of 1998, the parties shall compare (i) the total sales of Traitement Spad, Biocalex, Endospad, Pulpispad, and Propylor in 1996 (the 1996 Sales) with (ii) the sum of (A) the total sales of Biocalex, Endospad, Pulpispad, and Propylor in 1998; plus (B) the total sales, in 1998, of any new product developed using the Companys knowhow to replace any of the products mentioned in (i); plus (C) the total sales in France, in 1998, of the product AH+ (collectively the 1998 Sales).

(b) In the event that the 1998 Sales are inferior to the 1996 Sales by more than ten percent (10%), the Seller shall pay the Purchaser two and one half (2.5) times the total difference between the 1998 Sales and the 1996 Sales, it being understood that the Purchaser shall use its best efforts, after the Closing, (i) to cause the Company to maintain historical sales levels of the five products mentioned in (a)(i) above, taking into account current trends; and (ii) to cause the Company to develop and market a replacement product for Traitement Spad and, as may become necessary, for

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any of the other products mentioned in (a)(i) above.


                        ARTICLE III

           Representations and Warranties of Purchaser
           -------------------------------------------

     The Purchaser represents and warrants to the Seller, both on the date hereof and on the Closing Date, as follows:

Section 3.01. Organization and Good Standing. The Purchaser is a corporation duly organized and validly existing under the laws of Germany.

Section 3.02. Authorization and Validity. The execution, delivery and performance by the Purchaser of this Stock Purchase Agreement and of all other transactions contemplated herein have been duly authorized by the Purchaser's board of directors and controlling shareholders. The Purchaser has all power, authority and capacity to conclude and perform this Stock Purchase Agreement and all other agreements contemplated herein, and to consummate all of the transactions contemplated herein. This Stock Purchase Agreement and all other agreements and transactions contemplated herein have been or will be as of the Closing Date duly performed by the Purchaser and constitute or will constitute legal, valid and binding obligations of the Purchaser.

Section 3.03. Finder's Fee. The Purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated herein, except for a fee payable to BANEXI, which will be paid by the Purchaser, without cost to the Seller. In addition, no fee paid to the auditing firm of KPMG in connection with the transactions contemplated herein shall be taken into account for purposes of calculating the Purchase Price, especially to reduce any part thereof.


                          ARTICLE IV

                     Conditions Precedent
                     --------------------

     The Closing shall be subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent, each of which will inure exclusively to the benefit of the Purchaser, and can be waived only in writing by the Purchaser:

Section 4.01. Representations and Warranties. The representations and warranties of Seller contained in Article II hereof shall have been true, complete and correct in all respects when initially made, and shall be true, complete and correct in all respects as of the Closing Date.

Section 4.02. No Material Adverse Change. The Companys business shall have been conducted in accordance with Article V hereof and no material adverse change in the condition (financial or otherwise), operations, assets, guarantees, business, or prospects of the Company shall have occurred from the date hereof to the Closing Date.


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Section 4.03. Resignations. The directors and officers of the Company shall have submitted letters of resignation from such positions in the form of Schedule 4.03, effective as of the Closing Date. The board of directors of the Company shall have called a shareholders' meeting to be held on the Closing Date, for the purpose of appointing new directors designated by the Purchaser.

Section 4.04. Release of Security Interests and Guarantees. All security interests relating to the Shares and the assets of the Company shall have been released, and the Company shall have been released from any guaranty issued to secure indebtedness of the Seller or the indebtedness of any other person.

Section 4.05. Approval of Share Transfer; Works Council Consultation. The board of directors of the Company shall have approved the transfer of the Shares to the Purchaser, in accordance with the approval procedure set forth in the articles of incorporation of the Company. The Company's labor council shall have been consulted regarding the sale of the Shares in accordance with French law.

Section 4.06. Approval of the Ministry of Finance. The foreign investments branch of the French Ministry of Finance shall have given its approval to this Stock Purchase Agreement and the transactions contemplated herein, in the event such approval is required under applicable law relating to foreign investments.


                          ARTICLE V

                      Interim Management
                      ------------------

Section 5.01. Representations and Warranties. Unless the Purchaser has given its prior written consent, the Seller shall not permit the Company to take any action where such action would cause the representations and warranties set forth in Article II to be untrue as of the date hereof or the Closing Date.

Section 5.02. Conduct of Business. Except as otherwise expressly provided herein, from the date hereof and through the Closing Date, Seller shall cause the Company to conduct its business only in the ordinary and normal course, consistent with past practices and policies, and shall cause the Company to: (a) preserve intact the present business organization; (b) preserve present business relationships; (c) maintain and keep the properties, supplies, inventory, and other material assets of the Company in good repair and condition except for deterioration due to ordinary wear and tear and damage due to casualty; (d) maintain in full force and effect insurance comparable in amount and in scope of coverage to that maintained at the date hereof; (e) pay and perform, when due, all obligations under contracts to which the Company is a party, including the contracts relating to or affecting the assets and business of the Company; and
(f) comply with and perform all obligations and duties imposed by applicable laws, and all rules, regulations and orders imposed by administrative authorities, except as may be contested by the Company in good faith through appropriate proceedings.


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Section 5.03. Access. From the date hereof to the Closing Date, the Seller shall, and shall cause the Company and its respective officers, directors, employees, and agents, including attorneys and accountants, to grant the officers, employees, and agents of the Purchaser access, on business days and in a manner not disruptive of the normal business operations of the Seller or the Company, to the officers, employees, agents, books, records, and work papers of the Company, and shall provide the Purchaser with all financial, operating and other data and information as the Purchaser, through its officers, employees or agents, may reasonably request.

Section 5.04. Notice of Material Events. Prior to the Closing, the Seller shall:
(a) immediately advise the Purchaser in writing of any event occurring subsequent to the date of this Stock Purchase Agreement which could cause any representation or warranty of the Seller contained herein to be untrue or inaccurate; (b) promptly supplement or amend the Schedules hereto with respect to any matter arising after the date of this Stock Purchase Agreement which, if existing or occurring at or before such date, would have been required to be set forth or described in the Schedules hereto, or which would make necessary the correction of any information in the Schedules hereto which has been rendered inaccurate thereby; (c) immediately advise the Purchaser in writing of any other event which would cause a material adverse change in the Companys business; and
(d) promptly advise the Purchaser in writing of any fact, act, omission, or other circumstance which might reasonably be held to constitute a breach of this Stock Purchase Agreement.

Section 5.05. Corporate Documents. Seller covenants, with respect to the Company, that from the date hereof no incorporation documents or articles of incorporation shall be amended, and that no board or shareholders' meeting shall be held, without the Purchaser's prior written consent.

Section 5.06. Corporate Structure. Seller covenants that, from the date hereof, the present structure of the Company shall not be modified.

Section 5.07. No Solicitation of Restructuring Proposals. Seller covenants on its behalf and on behalf of the Company that they will not, directly or indirectly: (a) solicit, initiate or encourage the tender of offers from any person other than the Purchaser relating to (i) any acquisition or purchase of all or part of the Shares or assets of, (ii) any merger, consolidation in any form whatsoever with, or (iii) any recapitalization, restructuring, issuance or offering of securities (shares, bonds, or otherwise) of, the Company (a "Restructuring Proposal"); (b) participate in any discussions or negotiations regarding a Restructuring Proposal made by any person other than the Purchaser;
(c) furnish to any person other than the Purchaser and its representatives any information with respect to a Restructuring Proposal; or (d) otherwise cooperate in any way or assist, facilitate, or encourage any Restructuring Proposal made by any person other than the Purchaser.


                         ARTICLE VI

                           Closing

Section 6.01. Closing. Upon the satisfaction of the conditions precedent set forth in Article IV or the waiver in writing of such conditions by the

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Seller and/or the Purchaser, as the case may be, the Seller shall transfer the
Shares to the Purchaser and the Purchaser shall deliver to the Seller the Closing Amount.

Section 6.02. Closing Operations. At the Closing the Seller and the Purchaser shall in turn perform the following actions, which form a nonseverable whole:

(a) The Seller shall deliver one or more transfer orders (ordres de mouvement) for all of the Shares (including those listed in Exhibit A), duly executed by the transferors;

(b) The Purchaser shall pay to the Seller the Closing Amount plus interest produced on such amount calculated at a rate of five (5) percent per annum since January 1, 1997 by Bank of France wire transfer [virement rose Banque de France] on the bank account indicated by the Seller to the Purchaser prior to the Closing.

(c) The Seller shall pay to the Company any amounts remaining due by the Seller or any company in its group by transfer;

(d) The Purchaser shall deliver to the Seller a comfort letter, signed by Dentsply International Inc. and in the form set forth in Schedule 6.02(d), whereby the latter guarantees payment by the Purchaser of any Post-Closing Amount, as the case may be;

(e) The Seller shall deliver evidence, in form and substance satisfactory to the Purchaser, of the release of (i) the pledges on the Shares, (ii) the pledge on all or part of the Companys business, and (iii) the guarantees referred to in
Section 4.04.

(f) The Seller shall deliver the letters of resignation, minutes of the board of directors meeting, and evidence of the consultation of the works council and employee delegates referred to in Sections 4.03 and 4.05.

(g) The Seller shall deliver evidence, in form and substance satisfactory to Purchaser, of the approvals and consents referred to in Schedule 2.06.

(h) The Seller (or one of its Affiliates) and the Company shall enter into a agreement for the supply of certain non-pharmaceutical products in the form set forth in Schedule 6.02(h) (the "Product Supply Contract").

(i) The Seller (or one of its Affiliates) and the Company shall enter into a contract for the supply of physical distribution services in the form set forth in Schedule 6.02(i) (the "Distribution Services Contract").

(j) The Seller (or one of its Affiliates) and the Company shall enter into a contract for transitional services in the form set forth in Schedule 6.02(j) (the "Transitional Services Contract").

(k) The Seller (or one of its Affiliates) and the Company shall enter into a contract, in the form set forth in Schedule 6.02(k), for the manufacture, on behalf and upon the demand of the Company, of anesthesia and certain other pharmaceutical products (the "Pharmaceutical Products Supply Contract").



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(l) The Seller shall deliver the signed letter of guarantee from a first rank financial institution in the form and amount set forth in Schedule 8.06.

(m) The Seller shall deliver a signed undertaking from S.P.P.H., in the form set forth in Schedule 6.02(m), to grant the Purchaser an option to buy the machinery and equipment listed in Schedule 7.03.

(n) The Seller, the Company, and the Purchaser shall each deliver such additional documents, instruments and certificates as shall be reasonably requested by counsel to each party to evidence the satisfaction, or waiver by the Purchaser, of the conditions precedent, and the proper performance of the Closing operations.


                           ARTICLE VII

                      Post Closing Matters
                      --------------------

Section 7.01. Finalization of Purchase Price. The Purchase Price shall be finalized, and any Post-Closing Amount paid, pursuant to Section 1.02.

Section 7.02.  Non-competition.

(a) Upon Closing, the Seller shall immediately cease, and cause its Affiliates to immediately cease, all use of the name SPAD and the SPAD logo, and shall not, for a period of ten (10) years after the Closing Date, directly or indirectly manufacture, sell, distribute, market, or advertise any product for use exclusively by the dental industry and manufactured, sold, distributed, or marketed by or on behalf of the Company immediately prior to Closing.

(b) Moreover, upon Closing, and for a period of three (3) years thereafter, neither the Seller nor its Affiliates shall hire or solicit for employment any present or former employees of the Company.

(c) Nothing in this Section 7.02 shall preclude the Seller, or any of its Affiliates, from entering into or performing any agreement with the Company contemplated herein for the supply of any product or service in connection with the Companys business.

Section 7.03. Machinery and Equipment. For a period of one (1) year following the Closing, the Purchaser shall have the option, at its sole discretion, to purchase from S.P.P.H., for the amount of one French Franc (FFr1), the machinery and equipment listed in Schedule 7.03. The Purchaser shall bear the cost of removing such machinery and equipment, and the Seller undertakes to provide access to such machinery and equipment for this purpose, and to collaborate with the Purchaser by providing technical and other assistance, at no cost, to permit the timely and efficient removal of such machinery and equipment. The Seller further undertakes not to sell, transfer, or otherwise dispose of such machinery and equipment as long as the option set forth in this Section 7.03 remains open.



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                          ARTICLE VIII

                        Indemnification

Section 8.01.  Indemnification by Seller.

(a) Subject to the terms and conditions contained herein, the Seller agrees to indemnify, defend, and hold the Purchaser and/or the Company (at the Purchaser's option) harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, and damages, including, without limitation and as the case may be, any legal expenses related to the payment of security with a court, costs associated with the lifting of any injunction, restraining order, or other provisional or conservatory measure imposed by a court, as well as any attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by the Purchaser and/or the Company and resulting from the inaccuracy or the Seller's breach of any representation, warranty, covenant or other obligation contained herein.

(b) Without limiting the generality of the foregoing, the Seller shall retain sole responsibility for and indemnify, defend, and hold the Purchaser and/or the Company harmless from and against all Damages in connection with (i) any third party claim against the Company and/or the Purchaser with respect to any products liability, or a defaulting in any tax or social security obligation caused by the Seller's conduct of the Companys business prior to Closing, or
(ii) any Legal Proceedings commenced against the Company prior to the Closing Date, whether or not listed in Schedule 2.17. The provisions contained in Sections 8.03(a) and 8.04 shall not apply with respect to any Damages indemnified under this Section 8.01(b)(ii), as the Seller will be deemed to have received notice of any such Legal Proceedings at the time of Closing.

Section 8.02. Indemnification by Purchaser. Subject to the terms and conditions contained herein, the Purchaser agrees to indemnify, defend, and hold the Seller harmless from and against all Damages in connection with any third party claim against the Seller with respect to any products liability, or a defaulting in any tax or social security obligation caused by the Purchaser's conduct of the Companys business subsequent to Closing.

Section 8.03.  Indemnification Procedure.

(a) To claim indemnification pursuant to this Article VIII, the party seeking indemnification shall notify the other party promptly upon becoming aware of the event giving rise to indemnification.

(b) If the event giving rise to indemnification involves the claim of any third party, the indemnifying party shall have sole control over, and shall assume all expenses with respect to, the defense, settlement, adjustment or compromise of the notified claim, provided that: (i) the indemnified party may, if it so chooses, employ counsel at its own expense to assist in the handling of such claim; and (ii) the indemnifying party shall obtain the prior written approval of the indemnified party, which shall not be unreasonably withheld, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim.

(c) The payment of any amount owed by the indemnifying party to the indemnified party pursuant to this Article VIII shall be due 30 calendar

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



days after the notice given pursuant to Section 8.03(a) or, if such amount is claimed by a third party, indemnification shall be made by the indemnifying party no later than the date on which such amount shall have become payable to such third party pursuant to an enforceable decision, it being understood that, in the event a later decision orders the refund, in whole or in part, of amounts paid to such third party, any and all amounts refunded by the third party (including any interest payments) shall be remitted forthwith to the indemnifying party. Any failure by the indemnifying party to make timely payment pursuant to this Section 8.03(c) shall give rise, without necessity of a formal notice (mise en demeure), to interest at the legal rate plus four (4) points.

(d) The amount paid by the indemnifying party shall further be adjusted as follows: (i) for any indemnification regarding a tax or social security matter, any tax assessment that entails a mere deferral of the corresponding charge (depreciation add-back, for instance) shall not be considered, except for surcharges, penalties, interests due to late payment, interest expenses, or variations in the tax rate actually applied to the company in which the Damages will have been incurred, and the amount due shall be limited to sums actually incurred by such company; (ii) to the extent that all or part of the Damages are tax deductible, the tax savings actually realized will be deducted from the amount of the indemnification.

Section 8.04.  Limits of Indemnification.

(a) The party seeking indemnification shall not be entitled to indemnification pursuant to this Article VIII unless a claim for such indemnification is asserted in writing to the other party (i) within three years after the Closing Date, or, (ii) as concerns any tax and social security claims, or claims relating to products liability, before the fifth (5th) business day following the expiration of the relevant limitations or prescription period, if such period is longer than three years after the Closing Date. Without limiting the generality of the foregoing, a partys right to indemnification (including but not limited to the Purchasers right to seek indemnification under the bank guarantee established in accordance with Section 8.06 below) shall be fully preserved with respect to all claims timely asserted pursuant to this Section 8.04(a), irrespective of whether or not such claims are later contested by the indemnifying party or whether the determination of the final indemnification amount of such claims occurs only after the end of the indemnification period provided for in this Section 8.04(a).

(b) The duty to indemnify pursuant to this Article VIII shall not apply unless the amount due by the indemnifying party (determined by agreement or by arbitration) is greater than TWO MILLION FRENCH FRANCS (FFr2,000,000), provided that such threshhold amount is set only to avoid multiple small claims, and is not designed to reduce in any way the amount of indemnification owed to the party seeking it. Thus, the party seeking indemnification shall be entitled to claim the full amount of Damages, including the threshhold amount and any sums above such amount. Moreover, the threshhold amount provided for in this Section 8.04(b) shall apply only to the first claim for indemnification for an amount below such threshhold, and not to any claim made thereafter, irrespective of the amount.

(c) Except with respect to any present or future litigation regarding the Aristee product or any other product sold by the Company prior to the Closing Date, for which the Seller shall remain fully liable without any

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


limitation as to amount, no party shall be required to indemnify the other pursuant to this Article VIII for any amount in total in excess of ONE HUNDRED AND NINETY MILLION FRENCH FRANCS (FFr190,000,000).

Section 8.05. Set-off. If the Purchaser has any claim against the Seller under Sections 1.02 or 8.01, such claim may, at the Purchaser's option, be set-off against any amounts that may be owing to the Seller from time to time by the Purchaser or the Company. With respect to any indemnification provided for in
Section 8.01, no increase in the Company's liabilities or decrease in the Company's assets shall be set-off against any increase in the Company's assets or decrease in the Company's liabilities, except for set-off with cancelled provisions.

Section 8.06. Bank Guarantee. In the event of a change of ownership or control of the Seller, or in the event the Seller's net worth falls below ONE HUNDRED AND TEN MILLION FRENCH FRANCS (FFr110,000,000), or if the Seller ceases to exist at any time during the three year indemnification period set forth in Section 8.04(a), the Purchaser's right to indemnification from the Seller pursuant to this Article VIII shall be guaranteed by a first rank financial institution, up to an amount of TWENTY MILLION FRENCH FRANCS (FFr20,000,000), and the Seller shall cause such financial institution, on or prior to the Closing Date, to issue a letter of guarantee for this purpose in the form set forth in Schedule
8.06. The aforementioned bank guarantee shall apply, beginning on the first day on which any one of the above three conditions shall have been met, with respect to all claims timely asserted thereafter pursuant to Section 8.04(a); however, such bank guarantee shall not apply to any claim asserted more than three (3) years after the Closing Date, irrespective of whether such claim is otherwise validly asserted and enforceable against the Seller pursuant to Section 8.04(a).

Section 8.07. Judgments of July 2, 1996 Notwithstanding the foregoing, the Purchaser acknowledges that the Company has already paid, in connection with two decisions handed down on July 2, 1996 by the Dijon Court of Appeals, the amounts of TWO MILLION THREE HUNDRED AND SIXTY-NINE THOUSAND NINE HUNDRED AND TWENTY-SIX FRENCH FRANCS AND FOURTEEN CENTIMES (FFr2,369,926.14) and ONE MILLION THREE HUNDRED AND EIGHTY-FIVE THOUSAND AND NINETY-FIVE FRENCH FRANCS AND THIRTY-FIVE CENTIMES (FFr1,385,095.35) in connection with ongoing products liability litigation, and is presently (i) seeking reimbursement from its insurance carrier and (ii) appealing the two judgments before the Cour de Cassation. The Seller shall retain sole responsibility for pursuing, at its own cost, the Company's rights against the insurance carrier and/or seeking a reduction or a reversal of the two judgments before the Cour de Cassation and shall be entitled to keep all sums recovered in connection therewith from such insurance carrier or resulting from any reduction or reversal of the two aforementioned judgments. However, in connection with the aforesaid proceedings or its actions or proceedings in relation to the insurer, the Seller shall not, after the Closing Date, take any legal position regarding the interpretation or construction of the insurance policy at issue without first consulting the Company and/or the Purchaser.


                           ARTICLE IX

                  Governing Law and Construction


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


Section 9.01. Governing Law. This Stock Purchase Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the Republic of France.

Section 9.02. Captions. The captions herein are for convenience of reference only and shall not limit or otherwise affect in any way whatsoever any of the terms or provisions hereof.

Section 9.03. Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

Section 9.04. Reference to Agreement. Use of words such as "herein," "hereof," "hereto," and similar expressions in this Stock Purchase Agreement shall be construed as references to this Stock Purchase Agreement as a whole and not to any particular Article, Section or provision hereof.

Section 9.05. Person. Use of the word "person" throughout this Stock Purchase Agreement shall be construed, wherever the context permits, to include both natural persons and legal entities.

Section 9.06. Statements and Representations as to Knowledge. Use of expressions such as "to the knowledge of," "have no knowledge of," "do not know of," and all similar statements or representations relating to a person's knowledge, shall be construed, throughout this Stock Purchase Agreement, to mean that the particular fact was known, or not known, as the context requires, to such person (or to the management of such person if it is not a natural person) after reasonable investigation and inquiry by such person (or by the principal executive officers of such person if it is not a natural person).

Section 9.07. Materiality. Use of expressions such as "material adverse change" or "material adverse effect" throughout this Stock Purchase Agreement shall be construed as any event or occurrence that could have a negative impact on budgeted revenues or expenses in an amount exceeding FFr230,000 on an annual basis, or any other event or occurrence or circumstance which, under French auditing standards, would be considered material by an independent auditor evaluating the situation or the future prospects of the Company at the relevant time.

Section 9.08. Ordinary Course of Business. Use of expressions such as "ordinary course of business" or "ordinary and normal course of business" throughout this Stock Purchase Agreement shall be construed as the usual and customary way in which the Company has conducted its business in the past.


                           ARTICLE X

                         Miscellaneous

Section 10.01. Amendment. This Stock Purchase Agreement may be amended, modified, or supplemented only by an instrument in writing executed by the parties hereto.

Section 10.02. Assignment and Substitution. Neither this Stock Purchase Agreement or any agreement entered into in connection with the transactions

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



contemplated herein, nor any right created herein or therein, shall be assignable by any party hereto; provided, however, that the Purchaser may assign this Stock Purchase Agreement to any Affiliate or its successor. Notwithstanding any other provision to the contrary contained herein, it is clearly understood that the Purchaser may, at any time up to and including the Closing Date, substitute one of its Affiliates (including, without limitation, any company or entity to be formed) in its place as a party to this Stock Purchase Agreement. In the event of such a substitution, the Affiliate at issue shall have all of the rights and obligations of the Purchaser in connection with this Stock Purchase Agreement and any agreement or transaction comtemplated herein. Such Affiliate shall have, on or before the Closing Date and upon proof of incorporation and authorization, the right, in lieu of the Purchaser, to execute and perform any document and do any thing with a view to entering into or performing this Stock Purchase Agreement and/or any agreement or transaction contemplated herein.

Section 10.03. Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Stock Purchase Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Stock Purchase Agreement nor any other agreement in connection with the transactions contemplated herein shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies.

Section 10.04. Waiver. No waiver by any party to invoke or enforece any inaccuracy, default or breach by the other party of any representation, covenant or warranty contained in this Stock Purchase Agreement, or in any other agreement contemplated herein, shall be deemed to constitute a waiver of any subsequent inaccuracy, default or breach by such party of the same or any other representation, warranty, or covenant. No act, delay, or omission on the part of any party in exercising any right, or enforcing any warranty under this Stock Purchase Agreement shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

Section 10.05.  Costs, Expenses and Legal Fees.

(a) Whether or not the transactions contemplated herein are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other party in successfully (i) enforcing any of the terms of this Stock Purchase Agreement, or
(ii) proving that the other party breached any of the terms of this Stock Purchase Agreement.

(b) Registration fees payable with respect to the registration of the transfer of the Shares shall be paid by the Purchaser.

Section 10.06. Entire Agreement. This Stock Purchase Agreement and its schedules, and the transactions contemplated herein constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

Section 10.07. Severability. If any provision of this Stock Purchase Agreement is held to be illegal, invalid, or unenforceable under present or future laws or regulations, such provision shall be fully severable and this Stock Purchase Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision was never a part hereof; and the remaining provisions hereof shall remain in full force and effect.

Section 10.08. Survival of Representations and Warranties. Subject to the limitation set forth in Section 8.03, the representations and warranties shall survive the Closing and shall not be affected by any investigation or finding made by the parties hereto prior to the date hereof or the Closing Date.

Section 10.09.  Confidentiality.

(a) Each party shall keep this Stock Purchase Agreement and its terms confidential, and shall make no public disclosure whatsoever without the prior written consent of the other party hereto. The foregoing shall not prohibit any disclosure: (i) required by law to be made, provided that the party required to make such disclosure shall first consult with the other party with respect to the form and substance of such disclosure; (ii) to attorneys, accountants, bankers, or other agents of the parties assisting the parties in connection with the transactions contemplated herein; and (iii) by the Purchaser in connection with conducting an audit of the Company and its assets.

(b) In the event that the transactions contemplated herein are not consummated for any reason whatsoever, the parties hereto agree not to disclose any non public information of which they may have knowledge, except for information that is required by law to be disclosed; provided that, in the event that the transactions contemplated herein are not consummated, nothing contained herein shall be construed to prohibit the parties hereto from operating businesses in competition with each other, although both parties shall nonetheless remain bound by the requirements of this Section 10.09 in such case.

Section 10.10. Notice. Any notice or communication hereunder or in connection with the transactions contemplated herein must be in writing and given (i) by registered mail with return receipt requested, (ii) by sending the same by express courier, or (iii) by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the second business day following the date on which it was sent by express courier. If sent by registered mail, such notice shall be deemed received on the third business day following the date on which it is so mailed, when mailed within the same country, or on the tenth business day following the date on which it is so mailed, when mailed from a country different from the country of destination. For purposes of giving notice, the addresses of the parties shall be:

          For the Seller:         Groupe Monot S.A.
                                  Impasse des Boussenots
                                  21800 Quetigny, France

          For the Purchaser:      Dentsply DeTrey GmbH
                                  Eisenbahnstrasse 180, D-66303
                                  Dreieich, Germany


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


     Any party may change its address for notice by written notice given to the other party in accordance with this Section 10.10.

Section 10.11. Copies. This Stock Purchase Agreement may be executed in multiple copies, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 10.12.  Arbitration.

(a) All disputes between the parties arising out of or in relation to this Stock Purchase Agreement (including any questions as to the validity or enforceability of this arbitration clause) shall be resolved through arbitration, in accordance with the Rules of Arbitration of the International Chamber of Commerce, carried out by an arbitration panel composed of three arbitrators, each of them fluent in English and French (each an "Arbitrator"). The first Arbitrator will be appointed by the party initiating the arbitration, the second Arbitrator will be appointed by the other party within 20 business days from the date on which it has received notice of the demand for arbitration and the third Arbitrator, who shall act as Chairman of the arbitration panel, will be designated by agreement of the two Arbitrators already appointed by the parties within 20 business days from the appointment of the second Arbitrator or, failing such agreement, by the Court of Arbitration of the International Chamber of Commerce. The Court will also designate (i) the second Arbitrator if the party required to make such designation will not have done so within the period indicated above; and (ii) the replacement of any Arbitrator who is unable or unwilling to serve or to continue to serve as such, but only in the event that such replacement has not been designated by the party who has appointed the Arbitrator to be replaced within 20 business days from the date on which such Arbitrator resigned or otherwise ceased from office or, in case of the Chairman, by agreement of the other two Arbitrators. The arbitration proceedings shall take place in Paris.

(b) The French version of this Stock Purchase Agreement, as well as the English version contained in Schedule10.12, may both be submitted to the arbitration panel. The Arbitrators shall interpret the intent of the parties by reconciling, to the extent possible, both versions of the text. In the event of an irreconcilable divergence between the two versions regarding the rights and obligations of the parties under this Stock Purchase Agreement, the French text shall be deemed to be the authentic text.

(c) Any decision of the arbitration panel recognizing the Purchasers right to indemnification shall also contain a determination by the Arbitrators as to whether any one of the conditions regarding the applicability of the bank guarantee referred to in Section 8.06 has been met. All decisions of the arbitration panel shall be final and nonappealable. (d) The expenses of the arbitration proceedings shall be borne by the parties in accordance with the applicable determinations of the arbitration panel.

IN WITNESS WHEREOF, the parties have entered into this Stock Purchase Agreement in Dijon, France, on January 13, 1997, two (2) original copies having been signed by the parties.




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



                          SELLER
                          ------

                          GROUPE MONOT S.A.

                          By:
                             -------------------------------

                          PURCHASER
                          ---------

                          DENTSPLY DETREY GmbH

                          By:
                             -------------------------------


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



                          TABLE OF CONTENTS
                          -----------------

                              ARTICLE I

            Purchase and Sale of Shares and Purchase Price
            ----------------------------------------------

Section 1.01.  Purchase and Sale of Shares


                              ARTICLE II

                Representations and Warranties of Seller
                ----------------------------------------

Section 2.01.  Organization and Qualification
Section 2.02.  Capitalization
Section 2.03.  Corporate Records
Section 2.04.  Authorization and Validity
Section 2.05.  No Violation
Section 2.06.  Consents and Approvals
Section 2.07.  Financial Statements
Section 2.08.  Liabilities and Obligations
Section 2.09.  Employee Matters
Section 2.10.  Employee Benefit Plans
Section 2.11.  Absence of Adverse Changes
Section 2.12.  Title to Assets; Leased Assets
Section 2.13.  Contracts and Commitments
Section 2.14.  Intellectual Property
Section 2.15.  Taxes
Section 2.16.  Finder's Fee
Section 2.17.  Legal Proceedings
Section 2.18.  Environmental Matters
Section 2.19.  Insurance
Section 2.20.  Governmental Authorizations; Compliance with Laws
Section 2.21.  Accounts Receivable
Section 2.22.  Inventory
Section 2.23.  Business Outside of France
Section 2.24.  Interested Persons
Section 2.25.  Accuracy of Schedules and Certificates
Section 2.26.  Ignorance Not a Defense
Section 2.27.  Traitement Spad


                        ARTICLE III

           Representations and Warranties of Purchaser
           -------------------------------------------

Section 3.01.  Organization and Good Standing
Section 3.02.  Authorization and Validity
Section 3.03.  Finder's Fee



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



                        ARTICLE IV

                   Conditions Precedent
                   --------------------

Section 4.01.  Representations and Warranties
Section 4.02.  No Material Adverse Change
Section 4.03.  Resignations
Section 4.04.  Release of Security Interests and Guarantees
Section 4.05.  Approval of Share Transfer; Works Council
                 Consultation
Section 4.06.  Approval of Ministry of Finance


                         ARTICLE V

                     Interim Management
                     ------------------

Section 5.01.  Representations and Warranties
Section 5.02.  Conduct of Business
Section 5.03.  Access
Section 5.04.  Notice of Material Events
Section 5.05.  Corporate Documents
Section 5.06.  Corporate Structure
Section 5.07.  No Solicitation of Restructuring Proposals


                         ARTICLE VI

                          Closing

Section 6.01.  Closing
Section 6.02.  Closing Operations


                        ARTICLE VII

                    Post Closing Matters
                    --------------------

Section 7.01.  Finalization of Purchase Price
Section 7.02.  Non-Competition
Section 7.03.  Machinery and Equipment


                        ARTICLE VIII

                       Indemnification
                       ---------------

Section 8.01.  Indemnification by Seller
Section 8.02.  Indemnification by Purchaser
Section 8.03.  Indemnification Procedure
Section 8.04.  Limits of Indemnification
Section 8.05.  Set-off
Section 8.06.  Bank Guarantee

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



Section 8.07.  Judgments of July 2, 1996


                         ARTICLE IX

               Governing Law and Construction
               ------------------------------

Section 9.01.  Governing Law
Section 9.02.  Captions
Section 9.03.  Gender and Number
Section 9.04.  Reference to Agreement
Section 9.05.  Person
Section 9.06.  Statements and Representations as to Knowledge
Section 9.07.  Materiality
Section 9.08.  Ordinary Course of Business


                         ARTICLE X

                       Miscellaneous
                       -------------

Section 10.01.  Amendment
Section 10.02.  Assignment  and Substitution
Section 10.03.  Parties in Interest; No Third Party Beneficiaries
Section 10.04.  Waiver
Section 10.05.  Costs, Expenses and Legal Fees
Section 10.06.  Entire Agreement
Section 10.07.  Severability
Section 10.08.  Survival of Representations and Warranties
Section 10.09.  Confidentiality
Section 10.10.  Notice
Section 10.11.  Copies
Section 10.12.  Arbitration


                         Schedules
                         ---------

2.06 Consents and Approvals 2.08 Liabilities and Obligations 2.09(a) Employment Contracts 2.09(b) Covenants not to Compete 2.10 Employee Benefit Plans 2.11 Absence of Certain Changes 2.12(a) Property Immovable by Nature 2.12(b) Tangible Assets 2.12(c) Leases 2.13 Contracts 2.14 Intellectual Property 2.17 Legal Proceedings 2.18 Environmental Matters 2.19 Insurance Policies 2.20(b) A.M.M.s 2.20(c) Import Licenses 2.23 Business Outside of France

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



2.24    Interested Persons
4.03 Form of Resignation Letters from Directors 6.02(d) Form of Letter of Comfort 6.02(h) Form of Product Supply Contract 6.02(i) Form of Distribution Services Contract 6.02(j) Form of Transitional Services Contract 6.02(k) Form of Pharmaceutical Product Supply Contract 6.02(m) Form of undertaking from S.P.P.H.
7.03 Machinery and Equipment 8.06 Form of Letter of Guarantee from a First Rank Financial
          Institution
10.12   English Version of Stock Purchase Agreement


                        Exhibits
                        --------

A.  Minority Shareholders


ACKNOWLEDGEMENT

The undersigned, J. Patrick Clark, Vice President, Secretary and General Counsel of DENTSPLY International Inc. represents that the foregoing is a fair and accurate translation of the Stock Purchase Agreement dated January 13, 1997 between Groupe Monot, S.A. and Dentsply Detrey GmbH for the purchase of Laboratoire SPAD, S.A.



/s/ J. Patrick Clark
-------------------------
J. Patrick Clark





                                    119